Exhibit 99.1

NEWS RELEASE for Immediate Release For additional information contact: Laura Jacobi Executive Vice President Chief Financial Officer 603-863-0886

LAKE SUNAPEE BANK GROUP
 REPORTS 2015 THIRD QUARTER RESULTS

Newport, New Hampshire – October 21, 2015 – Lake Sunapee Bank Group ("we," "us," "our" or the "Company") (NasdaqGM: LSBG), the holding company for Lake Sunapee Bank, fsb (the "Bank"), today announced results for the quarter ended September 30, 2015.  Consolidated net income for the third quarter of 2015 was $2.1 million, or $0.25 per diluted common share, compared to $2.7 million, or $0.32 per diluted common share, for the same period in 2014, and $6.9 million, or $0.82 per diluted common share, for the nine months ended September 30, 2015, compared to $7.2 million, or $0.85 per diluted common share, for the same period in 2014.

"While we have experienced strong origination volume year-to-date, several factors have impacted the balance of our loan portfolio, including the continuation of our intentional plan to reduce non-performing loan balances, sustained low mortgage rates resulting in ongoing demand for long-term fixed rate product, and the repurchase of commercial loan participations by banks within our marketplace. Mortgage banking activities have, in part, offset the decline in net interest income as gains on sales of loans and related revenue increased. Our decision, in 2014, to fund the partial redemption of SBLF with $17.0 million of subordinated debt resulted in an additional $900 thousand of interest expense during the first nine months of 2015 compared to the same period last year," President and Chief Executive Officer, Steve Theroux, commented.

Theroux continued, "In addition, during the third quarter, we announced our expansion into Concord, New Hampshire marking a milestone for us and our continued commitment of providing life-cycle banking products, services and technology across the region.  The financial services center, scheduled to open in early 2016, will serve our growing customer base in the Capital region while allowing us to leverage the expertise of all of our subsidiary brands including banking, insurance and wealth management to grow the franchise value."

Year-to-Date Highlights

Highlights of the nine months ended September 30, 2015 include:

•	Net income available to common stockholders was $6.8 million, or $0.82 per common share.
•	Common Equity Tier I capital remained strong at 9.59%.
•	Return on average common equity of 6.80% and return on average assets of 0.61%.
•	Book value per common share increased 2.07% to $16.30 as of September 30, 2015.
•	Loans decreased $10.7 million, or 0.89%, to $1.2 billion as of September 30, 2015.
•	Loans totaling $265.4 million were originated.
•	Our loan servicing portfolio increased $29.2 million to $440.7 million.
•	Net loan charge-offs were $1.1 million, or 0.12% (annualized) of average loans, for the nine months ended September 30, 2015.
•	As a percentage of total loans, nonperforming loans were 0.67%.
•	Net interest margin was 2.97%.
•	Noninterest expense was $34.8 million, a decrease of $62 thousand compared to the same period in 2014.

Third Quarter Highlights

Highlights of the three months ended September 30, 2015 (as compared to the prior quarter end and quarter to date) include:

•	Net income available to common stockholders was $2.1 million, or $0.25 per common share.
•	Total assets decreased $20.7 million, or 1.37%, to $1.5 billion, including a decrease of $23.3 million in cash and cash equivalents.
•	Loans totaling $96.2 million were originated.
•	Our loan servicing portfolio increased $9.3 million to $440.7 million.
•	Net loan charge-offs were $344 thousand, or 0.11% (annualized) of average loans, for the quarter ended September 30, 2015.
•	Deposits decreased $11.9 million, or 1.03%, to $1.1 billion, including the maturity of brokered deposits of $10.0 million.

Earnings Summary for the Three and Nine Months Ended September 30, 2015

The net income available to common stockholders for the three months ended September 30, 2015 was $2.1 million, a decrease of $271 thousand, or 11.29%, compared to the second quarter of 2015.  The decrease in net income available to common stockholders resulted from an increase of $471 thousand, or 4.73%, in net interest and dividend income after provision for loan losses offset, in part, by a decrease of $615 thousand, or 12.14%, in non-interest income and an increase of $301 thousand, or 2.61%, in other noninterest expenses.

The net income available to common stockholders for the nine months ended September 30, 2015 decreased $209 thousand, or 2.98%, compared to the same period in 2014.  The decrease in net income available to common stockholders resulted from decreases of $406 thousand, or 1.32%, in net interest and dividend income after provision for loan losses and $127 thousand, or 0.88%, in noninterest income offset, in part, by a decrease of $150 thousand, or 4.68%, in provision for income taxes combined with a reduction in dividends paid on preferred securities issued under SBLF, which reduces earnings available to common stockholders.

Net Interest Income and Margin

Net interest and dividend income for the quarter ended September 30, 2015 increased $277 thousand, or 2.72%, compared to the second quarter of 2015.  Interest and dividend income increased $199 thousand, or 1.67%, to $12.1 million for the quarter ended September 30, 2015 compared to the quarter ended June 30, 2015.  The increase includes increases of $118 thousand, or 1.03%, in interest and fees on loans, $33 thousand, or 12.79% in interest on debt securities, and $42 thousand, or 89.36%, in dividend income.  Interest expense decreased $78 thousand, or 4.54%, including decreases of $50 thousand in interest on deposits and $28 thousand on advances and other borrowed money.

For the quarter ended September 30, 2015, our net interest margin increased to 2.99% compared to 2.95% for the quarter ended June 30, 2015 as the average cost of deposits for the third quarter of 2015 decreased to 0.34% compared from 0.37% for the second quarter of 2015.  The average cost of funds for the quarter ended September 30, 2015 was 0.51% compared to 0.54% for the quarter ended June 30, 2015.

Net interest and dividend income for the nine months ended September 30, 2015 decreased $702 thousand, or 2.23%, compared to the same period in 2014, primarily driven by the additional interest expense related to the issuance of subordinated debt in the fourth quarter of 2014.  Interest and dividend income decreased $437 thousand, or 1.20%, to $36.0 million for the nine months ended September 30, 2015 compared to the same period in 2014.  This decrease includes decreases of $184 thousand, or 0.53%, in interest and fees on loans, $172 thousand, or 16.63%, in interest on debt securities, and $143 thousand, or 31.92% in other interest income.  Interest expense increased $265 thousand, or 5.39%, which included a decrease of $325 thousand, or 9.78%, in interest on deposits and an increase of $590 thousand, or 37.08%, in interest on advances and other borrowed money which includes the subordinated debt.

For the nine months ended September 30, 2015, our net interest margin decreased to 2.97% compared to 3.12% for the same period in 2014.  The average yield on interest-earning assets for the nine months ended September 30, 2015 was 3.47% compared to 3.61% for the same period in 2014. The average cost of deposits for the nine months ended September 30, 2015 was 0.37% compared to 0.42% for the same period in 2014. The average cost of funds for the nine months ended September 30, 2015 was 0.54% compared to 0.52% for the same period in 2014.

Provision for Loan Losses

During the third quarter of 2015, we recognized a decrease of $194 thousand in the provision for loan losses compared to the second quarter of 2015. Net loan charge-offs were $344 thousand, or 0.11% (annualized) of average loans, for the third quarter  of  2015, compared to net loan charge-offs of $347 thousand, or 0.12% (annualized) of average loans, for the second quarter of 2015. Provisions of $21 thousand, related to the overdraft reserves, were recorded during the third quarter of 2015.

During the nine months ended September 30, 2015, we recognized provision for loan losses of $440 thousand compared to $736 thousand for the same period in 2014. Net loan charge-offs were $1.1 million, or 0.12% (annualized) of average loans, for the nine months ended September 30, 2015.

We believe our provisions are adequate for and reflective of the current portfolio composition, risk, and performance.

Noninterest Income

Noninterest income for the third quarter of 2015 was $4.4 million, a decrease of $616 thousand, or 12.16%, compared to the second quarter of 2015.  The decrease reflects decreases of $443 thousand in mortgage banking activities, $66 thousand in net loss on other real estate and property owned, $109 thousand in trust and investment management fees, and a gain on limited partnerships of $83 thousand recorded during the second quarter, partially offset by increases of $42 thousand in customer service fees and $48 thousand in insurance commissions.

Noninterest income for the nine month period ended September 30, 2015 was $14.3 million, a decrease of $127 thousand, or 0.88%, compared to the same period in 2014. The decrease was primarily due to decreases of $188 thousand in customer service fees, $383 thousand in gains on sales of securities, net, and $263 thousand in net gains (loss) on other real estate and property owned, which was a loss of $69 thousand for the nine months ending September 30, 2015 compared to a gain of $194 thousand for the same period in 2014.  Decreases were partially offset by increases of $529 thousand in mortgage banking activities, $174 thousand in trust and investment management fee income, and $35 thousand in other income, which represents distributions from limited partnership investments, compared to the same period in 2014.

Noninterest Expense

Noninterest expense for the third quarter of 2015 increased $301 thousand, or 2.61%, compared to the second quarter of 2015. The increase included increases of $148 thousand in salaries and employee benefits, $26 thousand in advertising and promotion, $111 thousand in outside services expense, and $149 thousand in other expense, partially offset by decreases of $48 thousand in occupancy expense, $13 thousand in depositors' insurance, $22 thousand in professional services, $28 thousand in ATM processing fees expense, $14 thousand in supplies expense, and $10 thousand in amortization of intangible assets compared to the second quarter of 2015.

Noninterest expense for the nine month period ended September 30, 2015 decreased $62 thousand, or 0.18%, compared to the same period in 2014. The decrease included decreases of $300 thousand in salaries and employee benefits, $76 thousand in depositors' insurance, $28 thousand in ATM processing fees, and $133 thousand in amortization of intangible assets, partially offset by increases of $94 thousand in occupancy expense, $94 thousand in advertising and promotion expense, and $279 in other expenses, which include increases of $68 thousand in tax-qualified contributions, $68 thousand in periodic impairment on mortgage servicing rights, $56 thousand loss on tax partnerships, $114 thousand in debit card losses, $78 in holding company expenses, and $82 thousand in the periodic measurement of the fair value of derivative forward loan sales commitments, compared to the same period in 2014, offset in part by decreases of $85 thousand in business insurance and $64 thousand in errors and omissions expenses.
Income Tax Provision

Income tax expense for the third quarter of 2015 decreased $174 thousand, or 16.13%, to $905 thousand compared to the second quarter of 2015 primarily due to the decrease in taxable income during the third quarter. Our effective tax rate was 29.65% for the quarter ended September 30, 2015.

Income tax expense for the nine months ended September 30, 2015 decreased $150 thousand to $3.1 million compared to the same period in 2014 primarily due to the decrease in taxable income between comparative periods.   Our effective tax rate was 30.77% for the nine month period ended September 30, 2015.

Loans and Credit Quality

During the third quarter of 2015, loans increased $996 thousand, or 0.08%, to $1.2 billion at September 30, 2015 compared to June 30, 2015.  The third quarter increase reflects increases of $7.0 million in conventional real estate loans, $888 thousand in home equity loans, and $877 thousand in commercial real estate, partially offset by decreases of $5.4 million in commercial real estate and land loans, $2.6 million in land and construction loans, and $211 thousand in consumer loans.

During the nine months ended September 30, 2015, loans decreased $10.7 million, or 0.89%, compared to December 31, 2014.  The year-to-date decrease reflects decreases of $4.3 million in conventional real estate loans, $5.1 million in commercial real estate loans, $1.5 million in consumer loans, and $5.5 in commercial and municipal loans partially offset by an increase of $690 thousand in home equity loans and $4.1 million in construction and land loans.

At September 30, 2015, nonperforming loans totaled $8.1 million, or 0.67% of total loans, compared to $7.0 million, or 0.59% of total loans, at June 30, 2015. The allowance for loan losses to nonperforming loans at September 30, 2015 was 106.89% compared to 126.50% at June 30, 2015 and 119.74% at December 31, 2014.

Deposits and Funding

Deposits decreased $11.8 million, or 1.03%, to $1.1 billion at September 30, 2015 compared to June 30, 2015. While there was a shift of deposits from maturity to non-maturity deposits, the third quarter decrease was primarily due to the maturity of $10.0 million in short-term brokered deposits.  Our noninterest-bearing deposits increased $16.7 million, or 13.86%, and interest-bearing deposits decreased $28.5 million, or 2.77%, comparing balances at September 30, 2015 to balances at June 30, 2015.

Deposits decreased $15.8 million, or 1.37%, compared to December 31, 2014. Our noninterest-bearing deposits increased $18.9 million, or 16.07%, and interest-bearing deposits decreased $34.7 million, or 3.36%, including a decrease of $38.2 million in time deposits, comparing balances at September 30, 2015 to balances at December 31, 2014.

Quarterly Dividend

On October 8, 2015, the Company declared a regular quarterly cash dividend of $0.14 per share payable October 30, 2015 to stockholders of record as of October 23, 2015.

About Lake Sunapee Bank Group

Lake Sunapee Bank Group is the holding company of Lake Sunapee Bank, fsb, a federally chartered savings bank that provides a wide range of life-cycle banking and financial services. Lake Sunapee Bank has four wholly owned subsidiaries: Lake Sunapee Financial Services Corp.; Lake Sunapee Group, Inc., which owns and maintains all buildings and investment properties; McCrillis & Eldredge Insurance, Inc., a full-line independent insurance agency; and Charter Holding Corp., which wholly owns Charter Trust Company, a trust services and wealth management company. Lake Sunapee Bank Group, through its direct and indirect subsidiaries, operates 30 offices in New Hampshire in Grafton, Hillsborough, Merrimack and Sullivan counties and 16 offices in Vermont in Orange, Rutland and Windsor counties.

Forward-Looking Statements

The Company wishes to caution readers not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2014, and in subsequent filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date of this release. The Company and the Bank do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Lake Sunapee Bank Group
Selected Financial Highlights

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in thousands except for per share data)	2015	2014	2015	2014
Net Income	$2,147	$2,704	$6,868	$7,189
Per Common Share Data:
Basic Earnings	0.25	0.32	0.82	0.85
Diluted Earnings (1)	0.25	0.32	0.82	0.85
Dividends Paid	0.14	0.13	0.40	0.39
Dividend Payout Ratio	56.00%	40.63%	48.78%	45.88%

	As of
(Dollars in thousands except for per share data)	September 30, 2015	December 31, 2014
Total Assets	$1,490,812	$1,503,786
Total Securities (2)	133,441	126,460
Loans, Net	1,196,161	1,206,845
Total Deposits	1,136,937	1,152,714
Federal Home Loan Bank Advances	129,998	140,992
Stockholders' Equity	144,173	139,836
Book Value per Common Share	$16.30	$15.97
Common Shares Outstanding	8,356,199	8,258,031

Bank Leverage (Tier I) Capital	8.85%	8.43%
Common Equity (Tier I) Capital, consolidated	9.59%	n/a	(3)

Number of Offices:
Banking Offices	36	36
Insurance Offices	3	3
Trust Offices	7	7

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.
(2)	Includes available-for-sale securities shown at fair value and Federal Home Loan Bank stock at cost.
(3)	Prior to BASEL III implementation, effective in 2015, the Company did not disclose consolidated capital ratios.

Lake Sunapee Bank Group
Consolidated Balance Sheets

	September 30,	December 31,
(Dollars in thousands, except per share data)	2015	2014
	(Unaudited)
ASSETS
Cash and due from banks	$41,824	$24,957
Overnight deposits	76	26,163
Cash and cash equivalents	41,900	51,120
Interest-bearing time deposits with other banks	-	747
Securities available-for-sale	122,679	115,698
Federal Home Loan Bank stock	10,762	10,762
Loans held-for-sale	1,382	2,000
Loans receivable, net of allowance for loan losses of $8.6 million as of September 30, 2015 and $9.3 million as of December 31, 2014	1,196,161	1,206,845
Accrued interest receivable	3,051	2,576
Bank premises and equipment, net	24,753	24,391
Investments in real estate	3,426	3,533
Other real estate owned	677	251
Goodwill	44,576	44,576
Other intangible assets	8,180	9,332
Bank-owned life insurance	20,664	20,187
Other assets	12,601	11,768
Total assets	$1,490,812	$1,503,786
LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$136,838	$117,889
Interest-bearing	1,000,099	1,034,825
Total deposits	1,136,937	1,152,714
Federal Home Loan Bank advances	129,998	140,992
Securities sold under agreements to repurchase	19,573	16,756
Subordinated debentures	37,620	37,620
Accrued expenses and other liabilities	22,511	15,868
Total liabilities	1,346,639	1,363,950

STOCKHOLDERS' EQUITY
Preferred stock, $.01 par value per share: 2,500,000 shares authorized, non-cumulative perpetual Series B; 8,000 shares issued and outstanding at September 30, 2015 and December 31, 2014; liquidation value $1,000 per share	—	—
Common stock, $.01 par value per share: 30,000,000 shares authorized, 8,790,528 shares issued, and 8,356,199 shares outstanding at September 30, 2015 and 10,000,000 shares authorized, 8,692,360 shares issued, and 8,258,031 shares outstanding at December 31, 2014	88	87
Paid-in capital	87,997	86,561
Retained earnings	67,366	63,876
Unearned restricted stock awards	(1,383)	(598)
Accumulated other comprehensive loss	(3,144)	(3,339)
Treasury stock, 434,329 shares as of September 30, 2015 and December 31, 2014, at cost	(6,751)	(6,751)
Total stockholders' equity	144,173	139,836
Total liabilities and stockholders' equity	$1,490,812	$1,503,786

Lake Sunapee Bank Group
Consolidated Statements of Income (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
(In thousands, except share and per share data)	2015	2014	2015	2014
Interest and dividend income
Interest and fees on loans	$11,599	$11,869	$34,670	$34,854
Interest on debt securities:
Taxable	291	314	862	1,034
Tax-exempt	82	89	253	425
Dividends	89	41	184	122
Other	21	6	52	23

Total interest and dividend income	12,082	12,319	36,021	36,458

Interest expense
Interest on deposits	941	1,155	2,999	3,324
Interest on advances and other borrowed money	698	537	2,181	1,591

Total interest expense	1,639	1,692	5,180	4,915

Net interest and dividend income	10,443	10,627	30,841	31,543
Provision for loan losses	21	27	440	736

Net interest and dividend income after provision for loan losses	10,422	10,600	30,401	30,807

Noninterest income
Customer service fees	1,496	1,567	4,325	4,513
Gain on sales and calls of securities, net	-	313	373	756
Mortgage banking activities	316	257	996	560
Net (loss) gain on sales of other real estate and property owned	(66)	(1)	(69)	194
Net (loss) gain on sales of premises and equipment	(6)	-	(3)	12
Rental income	176	181	513	528
Trust and investment management fee income	2,093	2,038	6,339	6,165
Insurance and brokerage service income.	344	359	1,163	1,161
Bank-owned life insurance income	152	151	450	453
Other income	(57)	1	182	54

Total noninterest income	4,448	4,866	14,269	14,396

Noninterest expense
Salaries and employee benefits	6,123	6,330	18,133	18,433
Occupancy and equipment	1,485	1,411	4,700	4,606
Advertising and promotion	297	218	737	643
Depositors' insurance	223	232	697	773
Outside services	702	602	1,885	1,874
Professional services	355	281	1,014	1,000
ATM processing fees	203	230	622	650
Supplies	149	128	422	428
Telephone	273	257	813	823
Amortization of intangible assets	376	416	1,152	1,285
Other expenses	1,632	1,348	4,575	4,297

Total noninterest expense	11,818	11,453	34,750	34,812

Income before provision for income taxes	3,052	4,013	9,920	10,391
Provision for income taxes	905	1,309	3,052	3,202

Net income	$2,147	$2,704	$6,868	$7,189

Net income available to common stockholders	$2,127	$2,646	$6,808	$7,017

Earnings per common share, basic	$0.25	$0.32	$0.82	$0.85

Weighted average number of shares, basic	8,349,953	8,242,181	8,299,277	8,229,665
Earnings per common share, assuming dilution	$0.25	$0.32	$0.82	$0.85

Weighted average number of shares, assuming dilution	8,358,064	8,255,350	8,306,791	8,237,850
Dividends declared per common share	$0.14	$0.13	$0.40	$0.39